Exhibit 10.6

FORM OF OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of                     , 20         between Accelerate Parent Corp. (the “Company”) and (the “Participant”).

WHEREAS, the Company has adopted and maintains the Accelerate Parent, Corp. Management Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants of Options to purchase shares of Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant an option (the “Option”) with respect to              shares of Common Stock of the Company. 50% of the Option will be a Time-Based Option to purchase shares of              Common Stock, and 50% of the Option will be a Performance-Based Option to purchase shares              of Common Stock.

2. Grant Date. The Grant Date of the Option hereby granted is             .

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Plan, as interpreted by the Committee, shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

4. Exercise Price. The exercise price of each share of Common Stock underlying the Option hereby granted is $            .

5. Vesting. In addition to the provisions with respect to vesting set forth in the Plan, the Option shall become exercisable as follows:

a. With respect to the portion of the Option that is a Time-Based Option, twenty percent (20%) of such Time-Based Option shall vest on             1 in each of calendar years 2011, 2012, 2013, 2014 and 2015, subject to the Participant’s continued Employment through each such vesting date;

[1]	Insert day and month of grant date.

b. With respect to the portion of the Option that is a Performance-Based Option, twenty percent (20%) of such Performance-Based Option shall vest on                     2 in each of calendar years 2011, 2012, 2013, 2014 and 2015 if, as of the end of the Company’s most recent fiscal year ending on or prior to each such date, the Company has achieved the EBITDA target set forth below for such fiscal year:

Fiscal Year	2010	2011	2012	2013	2014
EBITDA Target (in millions)	$123	$141	$168	$194	$224

provided, that if any Performance-Based Option does not vest during a fiscal year as a result of not meeting such fiscal year’s EBITDA target, such Option shall remain outstanding until terminated in accordance with its terms and shall become immediately vested upon the occurrence of (i) the achievement of cumulative EBITDA targets for such fiscal year and the first fiscal year following such fiscal year; or (ii) the occurrence of a Liquidity Event at any time during the term of the Option in which the Majority Stockholder realizes an MoM that is at least 2.2, subject in each case to the Participant’s continued Employment through each such vesting date.

c. [Notwithstanding the forgoing, in the event that the Participant’s Employment is terminated by the Company without Cause or by the Participant for Good Reason, (A) any portion of the Time-Based Options with a vesting date (as set forth above in clause (a)) within the first six (6) months following the date of termination of the Participant’s Employment, shall become immediately vested upon the Participant’s termination of Employment, and (B) any portion of the Performance-Based Options which would have vested within the first six (6) months following the date of termination of the Participant’s Employment, had the Participant’s Employment continued through such date, shall become vested upon the date the performance criteria described above in clause (b) is determined to have been achieved.]3

6. [Expiration of Performance-Based Options. In the event that the Participant’s Employment is terminated by the Company without Cause or by the Participant for Good Reason, and a portion or all of the Performance-Based Options held by the Participant that would have vested within the first six (6) months following the date of termination of the Participant’s Employment, had the Participant’s Employment continued through such date, vest in accordance with Section 5(c), such Performance-Based Options shall expire 90 days after the date on which such Options vest.]4

7. [Cashless Exercise. In the event that the Participant’s Employment is terminated by the Company without Cause or by the Participant for Good Reason, the

[2]	Insert day and month of grant date.
[3]	Note: This provision would be included only in the grant agreements for certain executives.
[4]	Note: This provision would be included only in the grant agreements for certain executives.

Committee may, in its sole discretion, permit the Participant to exercise all or any portion of his or her then-exercisable Options through cashless exercise (to satisfy both the Exercise Price and any applicable withholding taxes), to the extent permitted under Section 409A of the Code.]5

8. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. This Agreement is intended to comply with Section 409A of the Code and any guidance issued thereunder and shall be interpreted, operated and administered accordingly.

9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10. Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Committee of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant. All shares of Common Stock obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Management Stockholders’ Agreement.

11. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the

[5]	Note: This provision would be included only in the grant agreements for certain executives.

parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter, except to the extent of any conflict between the provisions hereof and an employment agreement effective on the date hereof.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the provisions governing conflict of laws.

14. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to the existence of a Public Market, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the Management Stockholders’ Agreement and the Participant hereby agrees to be bound thereby.

*            *             *            *            *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Management Stockholders’ Agreement as of the day and year first written above.

Accelerate Parent Corp.

By:
Title:

[Participant’s name]